FOR IMMEDIATE RELEASE
JANUARY 24, 2013

SCOTT IRWIN JOINS ASSOCIATED ESTATES AS GENERAL COUNSEL

CLEVELAND, January 24, 2013 -- Associated Estates Realty Corporation (NYSE, NASDAQ: AEC) announced today that Scott Irwin has joined the company as Vice President, General Counsel, and Secretary, effective January 21, 2013.

Mr. Irwin joins the company with over 10 years experience as General Counsel and more than 20 years of overall legal experience. Most recently, he served as Executive Vice President, General Counsel, and Secretary for Buffets, Inc., in Greenville, SC.

Previously, Mr. Irwin served as Chief Counsel for International Paper Company [NYSE: IP], and General Counsel for General Electric Company's Energy Management Systems division [NYSE: GE]. In addition to his General Counsel experience, Mr. Irwin was a Partner for a number of years at Baker & Hostetler LLP, in Cleveland, OH.

Mr. Irwin earned his bachelor's degree, summa cum laude, from Kent State University and his Juris Doctorate, summa cum laude, from The Ohio State University College of Law.

With the addition of Mr. Irwin, Bradley Van Auken has transitioned from the position of General Counsel and Secretary to a new role as a Vice President and will continue to provide legal counsel for the company.

“Scott is an excellent addition to our strong senior leadership team,” said Jeffrey I. Friedman, President and CEO. “We're glad that Scott and his family have chosen to move back to Cleveland,” Friedman added.

Associated Estates is a real estate investment trust ("REIT") and is a member of the Russell 2000 and the MSCI US REIT Indexes. The Company is headquartered in Richmond Heights, Ohio. Associated Estates' portfolio consists of 52 properties containing 13,950 units located in ten states. For more information about the company, please visit its website at AssociatedEstates.com.

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Contact:
John Lytell,
Director, Corporate Communications
(216) 797-8718
jlytell@associatedestates.com,